Exhibit 10.11

RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (the “Agreement”) is made as of the 23rd day of December, 2010, by and between Brookline Bancorp, Inc., a Delaware corporation (the “Company”) and Brookline Bank, a United States-chartered stock savings bank (the “Bank”) and Charles H. Peck (the “Executive”).

WHEREAS, the Company and the Bank recognize the Executive’s comprehensive knowledge of the business of the Company and the Bank and, as such, wishes to establish the terms of the Executive’s continued relationship with the Company and the Bank after the end of his employment; and

WHEREAS, the Board of Directors of the Company (the “Board”) and the Board of Directors of the Bank (the “Bank Board”) have determined that it is in the best interest of the Company and the Bank to assure that the Executive enters into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged, the Company, the Bank and the Executive agree as follows:

1.      Retirement.  Effective as of December 23, 2010 (the “Retirement Date”), the Executive will retire as an employee of the Company and the Bank and will resign from any and all other positions that he may hold with the Bank (including those with any or all of the Bank’s affiliates), except as (a) a member of the Board and the Bank Board, (b) a member of the Executive Committee of the Board and the Bank Board and (c) a member of the Management Loan Committee of the Board and the Bank Board.  The Executive, the Company and the Bank agree that, as of the Retirement Date, all salary, bonus, and any other employee compensation otherwise payable to the Executive will cease, and any benefits the Executive has or might have under any Bank-provided employee benefit plans, programs, or practices (including, but not limited to participation in group medical, dental and vision plans; short-term and long-term disability insurance; basic and executive life insurance; basic accidental death and dismemberment insurance; and participation in the employee assistance plan) will terminate, except as required by federal or state law, by the terms of the respective benefit plan, or as otherwise described in this Agreement.  Notwithstanding anything in this Section to the contrary, nothing herein shall terminate (x) the Executive’s vested rights to receive retirement benefits provided by the Bank’s qualified and nonqualified retirement plans, (y) the Executive’s rights with respect to vested options to purchase common stock of the Company and other equity awards granted to the Executive that are outstanding as of the Retirement Date, pursuant to and subject to the terms of any and all applicable stock option plans and agreements, including any such terms and conditions with respect to any post-retirement exercise periods, or (z) the Executive’s right to any reimbursement for any outstanding, reasonable business expenses incurred by the Executive on the Company’s or the Bank’s behalf prior to the Retirement Date, after the Company’s or the Bank’s (as applicable) timely receipt of appropriate documentation pursuant to the applicable business expense reimbursement policy.

2.      Transfer of Bank-Owned Automobile.  On or about the Retirement Date, the Bank  shall transfer to the Executive a 2004 Volvo S-8, currently owned by the Bank, at no cost, other than any necessary local taxes and registration fees.

3.      Board Membership.  The Executive will remain on the Board and the Bank Board after the Retirement Date and will be entitled to all regular board fees payable to members of the Board (currently, such fees are approximately $53,000 per year).  The Executive will also remain (a) a member of the Executive Committee of the Board and the Bank Board and (b) a member of the Management Loan Committee of the Board and the Bank Board.  The Executive shall devote approximately 12 hours per week to the performance of such Board and Bank Board duties and responsibilities.

4.      Restricted Stock Grant.  In consideration of the Executive’s agreements and covenants hereunder, on October 6, 2010, pursuant to a separate award agreement, the Company granted the Executive an award of 6,000 restricted shares of the Company’s common stock (the “Restricted Stock Grant”) under the Brookline Bancorp, Inc. 2003 Stock Option Plan (the “Plan”).  The Restricted Stock Grant is subject to the terms and conditions of the Plan and such award agreement, and shall vest with respect to 100 percent of such shares of restricted stock on  the second anniversary of the grant date, provided that (a) this Agreement becomes effective pursuant to Section 10, below, and (b) the Executive continues to provide services as a member of the Board on such vesting date.

5.      Consulting Services.

         (a)      For the one-year period beginning on the day following the Retirement Date (the “Consulting Period”), the Executive shall be available to consult with the Chief Executive Officer and other designated senior officers of the Bank and the Company as requested by such officers from time to time (the “Consulting Services”).  Such Consulting Services shall include assisting the Company and the Bank in maintaining their core relationships and assisting the Company and the Bank with their business development efforts.  It is anticipated that the Executive shall devote approximately four hours per week to the performance of the Consulting Services.  In consideration for such Consulting Services, the Company will provide the Executive with a monthly consulting fee of $4,000, payable on the last day of each month during the Consulting Period.

         (b)      As a consultant, the Executive’s status is that of an independent contractor, and the Executive shall be responsible for all taxes, including self-employment taxes.  As a consultant, the Executive shall have no authority to bind the Company or the Bank to any agreement or obligation of any type or nature.  Further, as a consultant, the Executive shall not accrue any benefits under, or in any way be covered by, benefit plans of the Company or the Bank or any of their affiliates, subsidiaries or related entities (except to the extent Executive is eligible for and elects to receive continuation coverage under COBRA and/or to the extent the Executive would be eligible for such benefits under the terms of such plans following his retirement) following the Retirement Date.

         (c)      The parties anticipate that the Executive would be expected to perform the Consulting Services at a level that shall not exceed 20 percent of the average level of bona fide services performed by the Executive for the Company and/or the Bank during the 36-month period prior to the Retirement Date.  Therefore, the parties agree that the Executive would incur a “Separation from Service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder) on the Retirement Date.  Accordingly, the Executive would be entitled to commence to receive the retirement benefits provided (a) under the Supplemental Retirement Income Agreement, dated as of February 28, 1995, as amended, between the Bank and the Executive (the “SERP”) upon and in connection with such Separation from Service in accordance with the terms of the SERP and the Executive’s elections thereunder and (b) under the 2005 Supplemental Retirement Income Agreement, dated as of January 1, 2005 between the Bank and the Executive (the “2005 SERP”) in a lump-sum on the first day of the month following the six month anniversary of such Separation from Service in accordance with the terms of the 2005 SERP.  The Executive acknowledges and agrees that he is not entitled to any payments or benefits in connection with his retirement under the Employment Agreement, dated as of February 25, 1998, as amended, between the Bank and the Executive.

         (d)      In consideration of the fees provided herein, the Executive agrees to comply with the non-competition and non-solicitation provisions of Section 8 of the SERP and Section 9 of the 2005 SERP during the Consulting Period.  The Executive agrees that it would be difficult to measure any harm caused to the Company and the Bank that might result from any breach by the Executive of his promises set forth in this Section 5(d) and that in any event money damages would be inadequate remedy for any such breach.  Accordingly, if the Executive breaches, or proposes to breach, any portion of his obligations under this Section 5(d), the Company and/or the Bank shall be entitled, in addition to all other remedies it or they may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and/or the Bank and without the necessity of posting a bond.

         (e)      The Company and the Bank shall be the exclusive owner of all work product developed by the Executive in connection with or as a result of the Executive’s performance of Consulting Services.  The Executive shall maintain the confidentiality of (x) any work product develop by the Executive in the course of performing the Consulting Services and (y) all confidential or proprietary information of the Company, the Bank or any of their affiliates that is shared with the Executive in connection with the performance of Consulting Services.

         (f)      The Consulting Period shall terminate immediately upon the death of Executive.  The parties hereto may terminate the Consulting Period and the Consulting Services at any time, and for any reason or for no reason, upon 30 days prior written notice to the other party.  If the Company and the Bank terminate the Consulting Period pursuant to the previous sentence, the Company and the Bank may, in their sole discretion, immediately terminate the Consulting Period and Consulting Services and pay to the Executive the compensation the Executive would have otherwise received during such 30 day period in lieu of the Executive providing any services during such thirty 30 day period.  The Company’s and the Bank’s obligation to pay consulting fees shall cease in connection with such termination (other than with respect to accrued amounts).

         (g)      The parties may agree to extend the Consulting Period for additional one-year periods upon mutually acceptable terms in connection with the expiration of the Consulting Period.

6.      Indemnification.  The Executive will continue to receive reimbursements for reasonable legal fees, to the fullest extent permitted by the indemnification provisions set forth in the Company’s and Bank’s (as applicable) by-laws, with regard to legal matters arising during, and on account of, the Executive’s employment with the Company and the Bank.

7.      General Release of Claims.  The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, the Bank, their affiliated and related entities, and their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:  relating to the Executive’s employment by and termination of employment with the Company and the Bank; of wrongful discharge; of breach of contract; of retaliation or discrimination under federal, state or local law of the United States (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect his rights under this Agreement.  The Executive further acknowledges that the termination of his employment on the Retirement Date in accordance with this Agreement will not give rise to any Claims.  As a material inducement to the Company and the Bank to enter into this Agreement, the Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

8.      Legal Representation.  This Agreement is a legally binding document and his signature will commit the Executive to its terms.  The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

9.      Time for Consideration and Effective Date.  The Executive acknowledges and agrees that he had the opportunity to consider this Agreement for more than 21 days before signing it and that no modifications to this Agreement had the effect of restarting the 21-day consideration period.  For the period of seven days from the date when this Agreement becomes fully executed, the Executive has the right to revoke this Agreement by written notice to the Company and the Bank.  For such a revocation to be effective, it must be delivered so that it is received by the Company and the Bank at or before the expiration of the seven-day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period.

10.      Covenants and Agreements.  The Executive acknowledges and agrees that the Executive’s covenants and agreements set forth in Section 8 of the SERP and Section 9 of the 2005 SERP shall survive the Retirement Date and remain in full force and effect.

11.      Amendment.  This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties.

12.      Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

13.      Waiver.  No delay or omission by the Company or the Bank in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company and the Bank on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

14.      Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Executive and the Bank relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Executive and the Bank.  Notwithstanding the foregoing, nothing in this Section shall modify, cancel or supersede the provisions applicable of the SERP, the 2005 SERP or the indemnification provisions set forth in the Company’s and Bank’s by-laws, which shall remain in full force and effect in accordance with their terms.

15.      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company and/or Bank may be merged or which may succeed to its assets or business, provided however that the obligations of the Executive are personal and shall not be assigned by the Executive.  The Executive further expressly consents to be bound by the provisions of this Agreement for the benefit of the Company, the Bank or any subsidiary or affiliate thereof.

16.      Governing Law, Forum and Jurisdiction.  This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of The Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof).  The parties hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, the Executive hereby submits to the jurisdiction of such courts.

17.      Captions.  The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

18.      Absence of Reliance.  In signing this Agreement, the Executive acknowledges and agrees that he is not relying upon any promises or representations made by anyone at or on behalf of the Company or the Bank.

19.      Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

20.      Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address designated herein, or at such other address or addresses as either party shall designate to the other in writing in accordance with this Section.  Notice to the Bank and the Company shall be addressed to:  Chairman of the Board, 160 Washington Street, Brookline, Massachusetts 02445.  Notice to the Executive shall be addressed to his home address as shown in the Company’s and the Bank’s records.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLINE BANCORP, INC.

By:	/s/ Paul A. Perrault
Its:	President and Chief Executive Officer

BROOKLINE BANK

By:	/s/ Paul A. Perrault
Its:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ Charles H. Peck
Charles H. Peck